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                                                                     Exhibit 5

                                                           August 1, 1997

Harman International Industries, Incorporated
1101 Pennsylvania Avenue, N.W., Suite 1010
Washington, D.C. 20004

            Re:    Registration Statement on Form S-8 for Harman
                      International Industries, Incorporated Relating to 1,000,000 Shares of Common Stock Available for
                      Issuance Pursuant to the 1992 Incentive Plan, as amended

Ladies and Gentlemen:

     We have acted as counsel for Harman International Industries, Incorporated, a Delaware corporation (the "Company"), in connection with the registration of 1,000,000 shares of common stock of the Company, par value $0.01 per share (the "Shares"), available for issuance pursuant to the Harman International Industries, Incorporated 1992 Incentive Plan, as amended (the "Plan").

     We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereon, we are of the opinion that the Shares have been duly authorized and, when issued and sold pursuant to the Plan and forms of award agreements that are duly authorized thereunder, against payment of the consideration therefor at least equal to the par value of such shares, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended.


                                         Very truly yours,

                                         /s/ Jones, Day, Reavis & Pogue

                                            Jones, Day, Reavis & Pogue